Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES CASH TENDER OFFER FOR ANY AND ALL

OF ITS OUTSTANDING 10.375 PERCENT SENIOR NOTES DUE 2016

RADNOR, PA (Globe Newswire) April 11, 2013 – Penn Virginia Corporation (NYSE: PVA) announced today that it has commenced a cash tender offer (Offer) to purchase any and all of its $300,000,000 in outstanding aggregate principal amount of 10.375 percent senior notes due 2016 (2016 Senior Notes). In connection with the Offer, PVA is soliciting consents (Consent Solicitation) to proposed amendments that would shorten to three business days the minimum notice period for optional redemptions and eliminate substantially all restrictive covenants and certain default provisions contained in the indenture governing the 2016 Senior Notes (Indenture).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on May 8, 2013, unless extended or earlier terminated (Expiration Time). Holders who validly tender their 2016 Senior Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on April 24, 2013, unless extended (the Consent Expiration), will be eligible to receive the Total Consideration (as defined below). The Offer contemplates an early settlement option, so that holders whose 2016 Senior Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date, which is expected to be as early as May 2, 2013. Tenders of 2016 Senior Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (defined below). Holders who validly tender their 2016 Senior Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive payment on the final settlement date, which is expected to be May 9, 2013.

The Total Consideration for each $1,000 principal amount of 2016 Senior Notes validly tendered and not validly withdrawn prior to the Withdrawal Time is $1,060.00, which includes a consent payment of $30.00 per $1,000 principal amount of 2016 Senior Notes. Holders tendering after the Consent Expiration will be eligible to receive only the Tender Offer Consideration, which is $1,030.00 for each $1,000 principal amount of 2016 Senior Notes, and does not include a consent payment. Holders whose 2016 Senior Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the 2016 Senior Notes up to, but not including, the applicable payment date.

In connection with the Offer, PVA is soliciting consents to certain proposed amendments to the Indenture. Holders may not tender their 2016 Senior Notes without delivering consents or deliver consents without tendering their 2016 Senior Notes. No consent payments will be made in respect of 2016 Senior Notes tendered after the Consent Expiration. Following receipt of the consent of holders of a majority in principal amount of the outstanding 2016 Senior Notes, PVA will execute a supplemental indenture to amend the Indenture to shorten to three business days the minimum notice period for optional redemptions and eliminate substantially all restrictive covenants and certain events of default in the Indenture. The supplemental indenture will be effective at that time, but it will not become operative until PVA has purchased a majority in principal amount of the outstanding 2016 Senior Notes.

Tendered 2016 Senior Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on April 24, 2013, unless extended (Withdrawal Time), but generally not afterwards, unless required by law. Any extension or termination of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding 2016 Senior Notes, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of the capital markets debt financing announced yesterday raising proceeds sufficient to fund the Offer, (4) consummation of PVA’s previously announced Eagle Ford Shale acquisition and (5) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated April 11, 2013, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing pva@dfking.com.

PVA has also retained RBC Capital Markets, LLC as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer may be directed to RBC Capital Markets, LLC, Liability Management Group, at (212) 618-7822 (collect) and (877) 381-2099 (US toll-free).

None of PVA, its board of directors (or any committee thereof), the dealer manager, the tender agent, the information agent, the trustee for the 2016 Senior Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2016 Senior Notes in the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 11, 2013. The Offer is not being made to holders of 2016 Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean Vice President, Corporate Development Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com